Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 6, 2023, with respect to the consolidated financial statements of Paloma Partners IV Holdings, LLC and Subsidiaries for the years ended December 31, 2022 and December 31, 2021. We consent to the incorporation by reference of the aforementioned report in the Registration Statement (Form S-3) of Mach Natural Resources LP.

/s/ EEPB

Houston, Texas
November 27, 2024